SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 25, 2002

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                        COLORADO WYOMING RESERVE COMPANY
             (Exact name of registrant as specified in its charter)

            --------------------------------------------------------


            WYOMING                     0-09482                83-0246080
(State or other jurisdiction of      (Commission            (I.R.S. Employer
incorporation or organization)       File Number)        Identification Number)


                          751 HORIZON COURT, SUITE 205
                         GRAND JUNCTION, COLORADO 81506
                                 (970) 255-9995
    (Address and Telephone Number of Registrant's Principal Executive Office)


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ITEM 5.  OTHER EVENTS

         On September 25, 2002, Colorado Wyoming Reserve Company (the "Company") entered into a Farmout Agreement (the "2002 Farmout Agreement") with ST Oil Company, a Nevada corporation, and The Shoreline Companies, LLC, a Colorado limited liability company (collectively, the "Farmees"). The Company owns a 42.5% working interest and the Farmees collectively own a 34.5% working interest in certain oil and gas leases covering approximately 64,000 acres of land located in the Paradox Basin in San Juan County, Utah. J. Samuel Butler, a director and stockholder of the Company, is also a President and Chief Executive Officer and a stockholder of ST Oil Company. F. Robert Tiddens and John F. Greene, directors and stockholders of the Company, are also directors and 50% stockholders of The Shoreline Companies, LLC.

         Under the 2002 Farmout Agreement, the Farmees have agreed to drill a test well in the Remington Prospect, which covers approximately 1,440 acres in the Paradox Basin. The well must be drilled to a certain depth on or after November 15, 2002. The Company, as Farmor, will have the option to either participate in the drilling of the first test well for its proportionate share or to farmout its interest to the Farmees. If the Company wants to participate in the first test well, the Company must submit its proportionate share of the estimated drilling costs within 10 days of receipt of a notice to commence drilling. The Company's failure to submit drilling costs within such time will be deemed the Company's election not to participate and to farmout its interests to the Farmees.

         If the Company elects not to participate, all costs and expenses incurred or arising out of the drilling, testing, completing and equipping or the plugging and abandoning the first test well would be borne by the Farmees.

         If Farmees commence and drill the first test well to contract depth, the Farmees will earn all of the Company's right, title and interest in the 160-acre drillsite tract in the Remington Prospect as to all depths, and the right to designate within 90 days after reaching contract depth in the first test well, a second 160-acre drillsite tract for a second test well to be located within the Remington Prospect, within which Farmees shall earn at Farmor's option either (i) 60% of the Company's 42.5% interest in the second drillsite tract if the Company elects to participate for its remaining 40% interest in the second test well or (ii) all of the Company's interest in and to the second drillsite tract and second test well subject to a back-in (described below). The Farmees must make their designation within 90 days by giving notice to the Company, and the Company will have 10 days within receipt of the Farmees' designation to give notice of its election to participate or not. Interests shall be assigned to and from the Farmees with 66.67% of the interest going to ST Oil Company and 33.33% going to The Shoreline Companies, LLC.


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         For 30 days following receipt of written notice of payout (defined below) from Farmees, Farmor will have the option to back-in for 30% of the interest previously assigned from the Company to the Farmees in the first drillsite tract for the first test well and the second drillsite tract for the second test well. Within 10 days of receiving the Company's election to back-in at payout for the first test well or the second test well, Farmees shall re-assign 30% of the interest in the corresponding drillsite tract previously assigned by the Company to the Farmees.

         Payout for the first test well means the day the Farmees have recovered from proceeds of production attributable to the first test well, less royalties, overriding royalties and other lease burdens, and production taxes (ie. ad valorem, severance, conservation and similar taxes assessed on production), 100% of all costs and expenses, tangible and intangible, incurred by Farmees in the drilling, testing, completing and equipping the first test well, together with all of the operating costs and expenses incurred during payout. Payout for the second test well means the day when Farmees have recovered from proceeds of production attributable to the second test well, less royalties, overriding royalties and other lease burdens, and production taxes, 300% of all costs and expenses, tangible and intangible, incurred by Farmees in the drilling, testing, completing and equipping the second test well, together with all of the operating costs and expenses incurred during payout.

         Costs and expenses associated with drilling, testing, completing and equipping wells drilled subsequent to the drilling of the first test well and/or the second test well in the Remington Prospect will be borne by the Company and the Farmees in accordance to their proportionate ownership.

         The leases in the Remington Prospect remain subject to the Tax Partnership Agreement, attached to the Farmout Agreement, dated effective September 22, 2000 (the "2000 Farmout Agreement"), among the Farmor, the Farmees and FM Energy LLC (whose rights and interests were subsequently transferred to Moore Energy LLC). Pursuant to the 2000 Farmout Agreement, the Company assigned 50% of its mineral working interests in and to certain oil and gas leases covering approximately 64,000 acres of land located in the Paradox Basin in San Juan County, Utah, to the Farmees and Moore Energy LLC upon completion by the Farmees and Moore Energy LLC of seismic testing. Prior to commencement of the seismic survey, the Company sold an additional 7.5% of its mineral working interests to the Farmees and Moore Energy LLC in February 2001 for $150,000.

         The Company, the Farmees and Moore Energy executed an operating agreement, with ST Oil Company as the operator, to govern the rights and obligations of the parties to all lands covered by the leases in the Remington Prospect.


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ITEM 7(c).  EXHIBITS FILED

EXHIBIT NO. DESCRIPTION

    10.1 Farmout Agreement, dated September 25, 2002, by and among the Company, ST Oil Company and The Shoreline Companies, LLC.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    COLORADO WYOMING RESERVE COMPANY



Date: October 14, 2002              By:    /s/ KIM M. FUERST
                                       -----------------------------------------
                                           Kim M. Fuerst
                                           Chief Executive Officer and President


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                                  EXHIBIT INDEX


EXHIBIT
NUMBER      DESCRIPTION

10.1 Farmout Agreement, effective as of September 25, 2002, by and among the Company, ST Oil Company and The Shoreline Companies, LLC.


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